INDEPENDENT
BANK CORP.
Parent of Rockland Trust Company

Stockholder Relations	NEWS RELEASE
288 Union Street, Rockland, MA 02370	Contact:

Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660

Denis K. Sheahan
Chief Financial Officer
(781) 982-6341

INDEPENDENT BANK CORP. ANNOUNCES FIRST QUARTER 2004 EARNINGS

     Rockland, Massachusetts (April 8, 2004). Independent Bank Corp., (NASDAQ: INDB), parent of Rockland Trust Company, today announced that net income for the quarter ended March 31, 2004, was $6.7 million, an increase of $4.3 million from the quarter ended March 31, 2003. Diluted earnings per share were $0.45, a 164.7% increase compared to the same three month period last year. During the quarter ending March 31, 2003, the Company recognized a $4.1 million charge to earnings due to a retroactive change in Massachusetts tax law pertaining to real estate investment trusts, which is the primary reason for the increase in earnings year over year.

     Comparing the first quarter of 2004 to the same period last year, net interest income decreased $267,000 , or (1.1%). The net interest margin for the three months ended March 31, 2004 and March 31, 2003 was 4.14% and 4.52%, respectively. In an effort to better position the balance sheet for a rising rate environment the Company has emphasized adjustable rate lending and extended the duration of its borrowings. These steps, coupled with the prevailing low rate environment and the use of promotional pricing for certain retail deposit products, have had a negative impact on our current net interest margin. The effects of the compression in the net interest margin have been somewhat mitigated by the Company’s continued ability to generate loan growth.

     Non-interest income improved by $1.2 million, or 19.2%, for the quarter ended March 31, 2004 as compared to the quarter ending March 31, 2003. Service charges on deposit accounts increased by $248,000, or 9.3%, for the three months ended March 31, 2004, as compared to the same period in 2003, reflecting growth in core deposits. Investment management services income increased $79,000, or 7.9%, for the three months ended March 31, 2004. Mortgage banking income decreased by $323,000, or

(30.5)%, at $736,000 for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003, attributable to the decline in the refinancing market beginning in the second half of 2003. The balance of the mortgage servicing asset is $3.0 million and loans serviced amounted to $385.3 million as of March 31, 2004. During the first quarter of 2004, the Company took advantage of the volatility in the bond market, selling $44 million of securities and realizing gains of $997,000 as compared to $247,000 during the same period last year. Sales were comprised of low coupon near term maturity agency securities, and odd-lot seasoned mortgage-backed securities. Other non-interest income increased $494,000 for the three months ending March 31, 2004 as compared to the same period in 2003, mainly due to prepayment penalties received on loan payoffs.

     Non-interest expense increased by $892,000, or 4.9%, for the three months ended March 31, 2004, as compared to the same period in the prior year. Salaries and employee benefits increased by $598,000, or 5.8%, for the three months ended March 31, 2004 due to one-time executive retirement costs of $378,000, increased pension expense of $391,000, increased medical expense of $61,000, new hires to support strategic initiatives, and our employees’ merit increases. These increases are partially offset by a reduction in supplemental executive retirement costs of $319,000. Occupancy and equipment related expense decreased by $119,000, or (4.9)%, for the three months ended March 31, 2004 as a result of reduced building maintenance costs.

     Other non-interest expenses increased by $414,000, or 9.8%, for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003. Other non-interest expenses increased during the quarter due to an increase in recovery and collection expense of $195,000 and expenditures related to the Company’s key business initiatives for 2004. During the first quarter the Company incurred business initiative expenses to implement a new small business banking model, to expand residential lending, to develop a new set of consumer deposit products, to improve the commercial loan process, to fund retail sales training, and to fund a core information system selection process.

     Total assets increased by $105.2 million, or 4.3%, from year-end 2003 to $2.5 billion at March 31, 2004. Investments increased by $64.3 million, or 9.6%, during the three months ended March 31, 2004 with purchases consisting primarily of mortgage backed securities collateralized by 15 year mortgages, enabling the Company to take advantage of the steepness in the Treasury yield curve while avoiding undue extension risk. Total loans increased by $44.8 million, or 2.8%, during the months ended March 31, 2004. The increases were mainly in residential real estate, commercial and industrial, and commercial construction, which increased $16.2 million, or 5.0%, $10.2 million, or 6.0%, and $4.0 million, or 5.2%, respectively. Commercial real estate decreased by $13.0 million, or (2.3%) primarily due to the prepayment of a large credit. Consumer loans increased $25.3 million, or 5.8%, primarily due to an increase in indirect auto loans and home equity lines. Residential loans held for sale increased $3.3 million.

     Total deposits of $1.8 billion at March 31, 2004 increased $57.7 million, or 3.2%, compared to December 31, 2003. The increase is attributable to a $36.5 million, or 2.7%, growth in core deposits. Borrowings increased by $81.0 million, or 19.5%, during the three months ended March 31, 2004, $51.5 million was due to the adoption of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46 Revised, “Consolidation of Variable Interest Entities – an Interpretation of Accounting Research Bulletin No. 51” or “FIN 46R” on March 31, 2004 (See FIN 46R discussion to follow at the end of the press release), which effectively reclassifies the Company’s Trust Preferred Securities from the mezzanine section of the balance sheet to debt and is shown as Junior Subordinated Debentures. While the adoption of FIN 46R does not impact net income, it will reduce the net interest margin in future quarters by approximately 0.19%.

     Stockholders’ equity as of March 31, 2004 totaled $180.8 million, as compared to $171.8 million at December 31, 2003. The Tier 1 leverage capital ratio at March 31, 2004 was 7.67%, maintaining the Company’s well capitalized position.

     Non-performing assets totaled $5.0 million at March 31, 2004 (0.20% of total assets), as compared to $3.5 million (0.14% of total assets) reported at December 31, 2003. The increase is due to a bankruptcy filing involving a well-collateralized, floor plan relationship for which management does not anticipate credit exposure. The provision for loan losses decreased to $744,000 in the first quarter of 2004 compared to $930,000 in the same period in 2003, reflecting the Company’s continued strong asset quality and the prospects of an improving economy. The Company’s allowance for loan losses as a percentage of its loan portfolio was 1.44% at March 31, 2004 and 1.46% at December 31, 2003.

     Chris Oddleifson, Chief Executive Officer and President of Independent Bank Corp. and Rockland Trust Company, stated that: “The Company has begun investing in our future through implementation of our strategic initiatives. While these investments may somewhat hamper the Company’s short-term financial performance, I am confident that these investments will lead to good earnings growth in 2005 and 2006.”

     FIN 46R: Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46 Revised, “Consolidation of Variable Interest Entities – an Interpretation of Accounting Research Bulletin No. 51”. FIN 46R addresses limited purpose trusts formed to issue trust preferred securities. FIN 46R required the Company to deconsolidate its two subsidiary trusts (Independent Capital Trust III and Independent Capital Trust IV) on March 31, 2004. The result of deconsolidating these subsidiary trusts is that trust preferred securities of the trusts, which were classified between liabilities and equity on the balance sheet (mezzanine section), will no longer appear on the consolidated balance sheet of the Company. The related minority interest expense also will no longer be included in the consolidated statement of income. Due to FIN 46R, the junior subordinated debentures of the parent company that were previously eliminated in consolidation will now be included on the consolidated balance sheet within total borrowings. The interest expense on the junior subordinated debentures will be included in the net interest margin of the consolidated company, negatively impacting the net interest margin by approximately 0.19% on an annualized basis. There is no impact to net income as the amount of interest previously recognized as minority interest is equal to the amount of interest expense that will be recognized currently in the net interest margin offset by the dividend income on the subsidiary trusts common stock recognized in other non-interest income.

     Christopher Oddleifson, and Denis K. Sheahan, Chief Executive Officer and President, and Chief Financial Officer, respectively, of Independent Bank Corp., will host a conference call to discuss first quarter earnings at 10:00 a.m. Eastern Daylight Time on Monday, April 12, 2004. Internet access to the call is available by going to the

Company’s website at http://www.rocklandtrust.com or by telephonic access by dial-in at 1-877-407-8033 reference: Independent Bank Corp. A replay of the call will be available on Monday April 12, 2004 until 11:59 p.m. on April 15, 2004 by calling 1-877-660-6853 Conference ID: 100637.

     Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has $2.5 billion in assets, 52 retail branches, seven Commercial Lending Centers, three Investment Management offices and three Residential Lending Centers located throughout southeastern Massachusetts and Cape Cod. For more information visit our website at www.rocklandtrust.com.

     This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
(Dollars in Thousands - Unaudited)

	March 31,	December 31,	Percent
CONSOLIDATED BALANCE SHEETS	2004	2003	Change
Assets
Cash and Due From Banks	$68,548	$75,495	-9.20%
Fed Funds Sold & Short Term Investments	—	—	—
Investments
Trading Assets	1,530	1,171	30.66%
Investments Available for Sale	594,964	527,507	12.79%
Investments Held to Maturity	118,328	121,894	-2.93%
Federal Home Loan Bank Stock	21,907	21,907	0.00%

Total Investments	736,729	672,479	9.55%

Loans
Commercial & Industrial	181,475	171,230	5.98%
Commercial Real Estate	551,883	564,890	-2.30%
Residential Real Estate	340,276	324,052	5.01%
Residential Loans Held for Sale	4,730	1,471	221.55%
Commercial Construction	79,330	75,380	5.24%
Residential Construction	8,460	9,633	-12.18%
Consumer - Installment	318,951	301,801	5.68%
Consumer - Other	140,788	132,678	6.11%

Total Loans	1,625,893	1,581,135	2.83%
Less - Allowance for Loan Losses	(23,467)	(23,163)	1.31%

Net Loans	1,602,426	1,557,972	2.85%

Bank Premises and Equipment	32,949	32,477	1.45%
Goodwill	36,236	36,236	0.00%
Other Assets	65,027	62,096	4.72%

Total Assets	$2,541,915	$2,436,755	4.32%

Liabilities and Stockholders’ Equity
Deposits
Demand Deposits	$438,116	$448,452	-2.30%
Savings and Interest Checking Accounts	539,178	535,870	0.62%
Money Market and Super Interest Checking Accounts	391,010	347,530	12.51%
Time Certificates of Deposit	472,771	451,486	4.71%

Total Deposits	1,841,075	1,783,338	3.24%
Fed Funds Purchased and Assets Sold Under Repurchase Agreements	43,088	39,425	9.29%
Federal Home Loan Bank Borrowings	398,485	371,136	7.37%
Treasury Tax and Loan Notes	3,218	4,808	-33.07%
Junior Subordinated Debentures	51,546	—	100.00%

Total Borrowings	496,337	415,369	19.49%

Total Deposits and Borrowings	2,337,412	2,198,707	6.31%
Other Liabilities	23,736	18,344	29.39%
Company-Obligated Mandatory Redeemable Securities of Subsidiary Holding Solely Parent Company Debenture of the Corporation	—	47,857	-100.00%
Stockholders’ Equity	180,767	171,847	5.19%

Total Liabilities and Stockholders’ Equity	$2,541,915	$2,436,755	4.32%

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
(Dollars in Thousands - Unaudited)

	Quarter Ended
	March 31,		Percent
CONSOLIDATED STATEMENTS OF INCOME	2004	2003	Change
INTEREST INCOME
Interest on Fed Funds Sold & Short Term Investments	$14	$—	100.00%
Interest and Dividends on Securities	7,782	8,364	-6.96%
Interest on Loans	23,278	23,999	-3.00%

Total Interest Income	31,074	32,363	-3.98%

INTEREST EXPENSE
Interest on Deposits	4,296	4,710	-8.79%
Interest on Borrowed Funds	3,343	3,951	-15.39%

Total Interest Expense	7,639	8,661	-11.80%

Net Interest Income	23,435	23,702	-1.13%
Less - Provision for Loan Losses	744	930	-20.00%

Net Interest Income after Provision for Loan Losses	22,691	22,772	-0.36%

NON-INTEREST INCOME
Service Charges on Deposit Accounts	2,911	2,663	9.31%
Investment Management Services Income	1,080	1,001	7.89%
Mortgage Banking Income	736	1,059	-30.50%
BOLI Income	382	463	-17.49%
Net Gain/(Loss) on Sale of Securities	997	247	303.64%
Other Non-Interest Income	1,149	655	75.42%

Total Non-Interest Income	7,255	6,088	19.17%

NON-INTEREST EXPENSE
Salaries and Employee Benefits	10,966	10,368	5.77%
Occupancy and Equipment Expenses	2,288	2,407	-4.94%
Data Processing & Facilities Management	1,057	1,058	-0.09%
Other Non-Interest Expense	4,655	4,241	9.76%

Total Non-Interest Expense	18,966	18,074	4.94%

Minority Interest	1,072	1,090	-1.65%

INCOME BEFORE INCOME TAXES	9,908	9,696	2.19%

PROVISION FOR INCOME TAXES	3,208	7,266	-55.85%

NET INCOME	$6,700	$2,430	175.72%

BASIC EARNINGS PER SHARE	$0.46	$0.17	170.59%
DILUTED EARNINGS PER SHARE	$0.45	$0.17	164.71%
BASIC AVERAGE SHARES	14,651,901	14,497,817	1.06%
DILUTED AVERAGE SHARES	14,857,231	14,659,280	1.35%
PERFORMANCE RATIOS:
Net Interest Margin (FTE)	4.14%	4.52%	-8.41%
Return on Average Assets	1.08%	0.42%	1.57%
Return on Average Equity	15.17%	5.91%	1.57%

INDEPENDENT BANK CORP.
SUPPLEMENTAL FINANCIAL INFORMATION
CONSOLIDATED AVERAGE BALANCE SHEET AND AVERAGE RATE DATA
(Unaudited - Dollars in Thousands)

		Quarter Ended March 31,
		2004			2003
			Interest			Interest
	Ending	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning Assets:
Federal Funds Sold and Assets Purchased Under Resale Agreement	$—	$—	—	—	$50	$—	0.00%
Trading Assets	1,530	1,506	14	3.72%	1,075	14	5.21%
Taxable Investment Securities	668,883	637,399	7,037	4.42%	628,049	7,700	4.90%
Non-taxable Investment Securities (1)	66,316	66,815	1,149	6.88%	56,759	985	6.94%
Loans (1)	1,625,893	1,602,839	23,357	5.83%	1,448,261	24,074	6.65%

Total Interest-Earning Assets	$2,362,622	$2,308,559	31,557	5.47%	$2,134,194	$32,773	6.14%

Cash and Due from Banks	68,548	65,350			62,441
Other Assets	110,745	104,063			99,716

Total Assets	$2,541,915	$2,477,972			$2,296,351

Interest-bearing Liabilities:
Savings and Interest Checking Accounts	$539,178	$520,602	687	0.53%	$452,875	$511	0.45%
Money Market & Super Interest Checking Accounts	391,010	366,364	1,069	1.17%	332,601	1,041	1.25%
Time Deposits	472,771	469,182	2,540	2.17%	468,486	3,158	2.70%
Federal Funds Sold and Assets Purchased Under Resale Agreement	43,088	43,498	93	0.86%	55,838	138	0.99%
Treasury Tax and Loan Notes	3,218	3,839	4	0.42%	2,458	3	0.49%
Federal Home Loan Bank borrowings	398,485	393,953	3,234	3.28%	347,776	3,810	4.38%
Junior Subordinated Debentures	51,546	566	12	8.48%	—	—	—

Total Interest-Bearing Liabilities	$1,899,296	$1,798,004	7,639	1.70%	$1,660,034	$8,661	2.09%

Demand Deposits	438,116	437,466			399,030
Company-Obligated Mandatorily Redeemable Securities of Subsidiary Holding Solely Parent Company Debentures of the Corporation	—	47,336			47,782
Other Liabilities	23,736	18,459			25,069

Total Liabilities	$2,361,148	$2,301,265			$2,131,915
Stockholders’ Equity	180,767	176,707			164,436

Total Liabilities and Stockholders’ Equity	$2,541,915	$2,477,972			$2,296,351

Net Interest Income			$23,918			$24,112

Interest Rate Spread (2)				3.77%			4.05%

Net Interest Margin (2)				4.14%			4.52%

(1)	The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $483 for the three months ended March 31, 2004 and $410 for the three months ended March 31, 2003.

(2)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

	As Of
	March 31,	December 31,
	2004	2003
Asset Quality
Non-performing Loans	5,042	3,514
Non-performing Assets	5,042	3,514
Net charge-offs (year to date)	439	1,645
Net charge-offs to average loans (annualized)	0.11%	0.11%
Loans 90 days past due & still accruing	192	156
Non-performing Loans/Gross Loans	0.31%	0.22%
Allowance for Loan Loss/Non-performing Loans	465.43%	659.16%
Loans/Total Deposits	88.31%	88.66%
Allowance for Loan Loss/Total Loans	1.44%	1.46%
Total Allowances for Loan Loss (including Credit Quality Discount)/Non-performing Loans	465.43%	659.16%
Total Allowances for Loan Loss (including Credit Quality Discount)/Total Loans	1.44%	1.46%
Financial Ratios
Book Value per Share	$12.32	$11.75
Tangible Capital/Tangible Asset	5.77%	5.65%
Tangible Book Value per Share	$9.85	$9.27
Tangible Book Value per Share (proforma to include the deductibility of goodwill)	$10.72	$10.14
Capital Adequacy
Tier one leverage capital ratio (1)	7.67%	7.60%

(1)	Estimated number for March 31, 2004.